Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated 21 July, 2006

Foreign Exchange Strategies 16 Month Asia FX Bull Note Final Indicative Terms as of 24-Jul-06
Summary
*100% Principal Protected, 16 month USD Denominated Note, Indexed to the USD vs. Basket of Asian currencies
*Principal Increases as the USD declines versus a Basket of Currencies over the next 16 months
MTN Terms

Issuer:	Eksportfinans ASA (Aaa/AA+)
Type:	US MTN
Trade Date:	21-Jul-06
Settlement Date:	4-Aug-06
Maturity Date:	30-Nov-07
Notional Amount:	$26,575,000

Minimum Piece / Increment:	USD 1,000
Issue Price:	100.00%
The Aggregate Notional Amount of these Notes may be increased and if so the increased additional Notes may be sold at a different price to public.
Underwriting Fee:	0.25%
Net Proceeds:	99.75%
Principal Redemption at Maturity:	100% + 1.4 x (End Index - Beginning Index), subject to a min of 100%

Index:	The index will be a basket of long positions in the following currencies versus the USD:
12.5% - Japanese Yen
12.5% - Chinese Renminbi
12.5% - Korean Won
12.5% - Singapore Dollar
12.5% - Taiwan Dollar
12.5% - Indonesian Rupiah
12.5% - Malaysian Ringgit
12.5% - Thai Baht

Principal Protection:	100% Principal Protected (if held until maturity)
Absent a default by the issuer, this note is 100% principal protected only if held until maturity. If you sell prior to maturity, you are not guaranteed return of 100% of your principal.

Beginning Index:	The Index level is set at 100% on trade date.

End Index:	The Index level as determined by Goldman Sachs by referencing the spot rates of the basket currencies at 10:00am NY Time on 15th Nov 2007.

Current Spot Levels:	JPY/USD = 116.50
CNY/USD = 7.9897
KRW/USD = 949.80
SGD/USD = 1.5840
TWD/USD = 32.765
IDR/USD = 9150
MYR/USD = 3.68
THB/USD = 38.00

Documentation:	According to the Issuer's US MTN Programme
Dealer:	Goldman Sachs & Co
Business Days:	London and New York
Business Day Convention:	Modified Following (Unadjusted)
Listing:	None
Calculation Agent:	Goldman Sachs & Co
CUSIP:	28264QCV4
Hypothetical Returns at Maturity:

	Ending Index	Principal Redemption at Maturity

	120.00	128.00%
	117.50	124.50%
	115.00	121.00%
	112.50	117.50%
	110.00	114.00%
	107.50	110.50%
	105.00	107.00%

Breakeven	100.00	100.00%

	97.50	100.00%
	95.00	100.00%
Note: This Security is 100.00% Principal Protected (if held until maturity)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 -866-471-2526.